EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Shire Pharmaceuticals announces reinstatement of ADDERALL XR® in Canada

Basingstoke, UK and Philadelphia, US – August 24, 2005 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces that Health Canada is reinstating the marketing authorization of ADDERALL XR®, Shire’s medicine for treating Attention Deficit and Hyperactivity Disorder (ADHD), in Canada effective August 26, 2005. This announcement follows the acceptance by Health Canada of the recommendations from the New Drug Committee (NDC), which was appointed by Health Canada at Shire’s request to review the February 9, 2005 suspension in Canada of ADDERALL XR.

“ADDERALL XR is a safe and effective treatment for people diagnosed with ADHD, and Shire is very pleased that this medicine will once again be available for patients in Canada,” said Shire Chief Executive Officer Matt Emmens. “We appreciate the work of the NDC, and we are gratified that Health Canada accepted their recommendations.”

The NDC, comprised of three highly qualified, independent experts in the fields of pediatric cardiology, pediatric development and behavioral problems, and pharmacoepidemiology, examined the scientific evidence made available to them by both Shire and Health Canada.

The NDC recommendation for the reinstatement of ADDERALL XR in Canada, supported by both Health Canada and Shire, includes adoption of the revisions to the Canadian Product Monograph and patient leaflet that Shire previously proposed in November 2004. The NDC has also recommended that Shire distribute a Dear Healthcare Professional Letter and support independent continuing medical education for Canadian physicians to reinforce their understanding of the issues around sudden/cardiac death in the general pediatric population.

Health Canada has agreed to work with Shire to implement the recommendations of the NDC and Shire will work diligently to make Adderall XR available to Canadians in the coming weeks.

For further information please contact:

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Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), renal diseases and human genetics. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com.

About ADDERALL XR
ADDERALL XR may not be right for everyone. ADDERALL XR was generally well tolerated in clinical studies. The most common adverse events in pediatric trials included loss of appetite, insomnia, abdominal pain, and emotional lability. The most common side effects in the adolescent trial included loss of appetite, insomnia, abdominal pain, and weight loss. The most common adverse events in the adult trial included dry mouth, loss of appetite, insomnia, headache, and weight loss.

The effectiveness of ADDERALL XR for long-term use has not been systematically evaluated in controlled trials. As with other psychostimulants indicated for ADHD, there is a potential for exacerbating motor and phonic tics and Tourette's syndrome. A side effect seen with the amphetamine class is psychosis. Caution also should be exercised in patients with a history of psychosis. Abuse of amphetamines may lead to dependence.

Misuse of amphetamine may cause sudden death and serious cardiovascular adverse events. ADDERALL XR generally should not be used in children or adults with structural cardiac abnormalities. ADDERALL XR is contraindicated in patients with symptomatic cardiovascular disease, moderate to severe hypertension, hyperthyroidism and glaucoma, known hypersensitivity to this class of compounds, agitated states, history of drug abuse, or current or recent use of MAO inhibitors. ADDERALL XR should be prescribed with close physician supervision.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's

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results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact of those on Shire's Attention Deficit and Hyperactivity Disorder (ADHD) franchise, patents, including, but not limited to, legal challenges relating to Shire's ADHD franchise, government regulation and approval, including, but not limited to, the expected product approval dates of MTS (METHYPATCH) (ADHD), SPD503 (ADHD), SPD465 (ADHD), SPD476 (ulcerative colitis), I2S (iduronate-2-sulfatase) (Hunter syndrome), and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Agency in the United States, Shire’s ability to benefit from its acquisition of TKT, Shire's ability to secure new products for commercialization and/or development and other risks and uncertainties detailed from time to time in Shire's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year to December 31, 2004.

Registered in England 2883758 Registered Office as above